EXHIBIT 99.1

Hooker Furniture Doubles Net Income on Higher Sales in Fiscal 2014 First Quarter

MARTINSVILLE, Va., June 4, 2013 (GLOBE NEWSWIRE) -- Hooker Furniture (Nasdaq:HOFT) today reported net sales of $56.3 million and net income of $2.1 million, or $0.20 per share, for its fiscal 2014 first quarter, which began on February 4, 2013 and ended May 5, 2013, compared to $1.0 million, or $0.09 per share, during last year's first quarter. The 108% increase in net income was driven by higher sales across all operating units, decreased product discounting for casegoods, and lower product costs and higher operating profitability for the domestic upholstery operations of Bradington-Young and Sam Moore.

Net sales for the first quarter increased $4.6 million, or 8.8%, compared to $51.7 million for the same period a year ago. Average selling prices increased in both the Company's segments, casegoods and upholstery, and were partially offset by lower unit volume in the Company's casegoods segment. The casegoods unit volume decline was primarily due to lower promotional discounting compared to the prior-year quarter.

"The improvements we saw in the second half of last year continued into this quarter with year-over-year increases in orders, shipments and profits for both the casegoods and upholstery segments," said Paul B. Toms Jr., chairman and chief executive officer. "We're trending in the right direction on multiple levels. Our upholstery segment had the best performance in the last several years this quarter and our casegoods segment is beginning to grow again. We believe our inventory levels are in the optimum range and retail conditions are stronger than in recent years," he added.

"We were able to more than double consolidated net profit while absorbing start-up costs associated with two new business ventures we are launching to expand our business beyond our core customer demographic and reach additional consumers on each end of the age spectrum," Toms said. "Our new Homeware product line, which is set to launch on two eCommerce websites in late summer, targets young Millenials in the early stages of their careers. The Homeware line features fresh, fashionable furnishings that are parcel delivery shippable and easily assembled in the home with an innovative, patented connector system requiring no tools. On the other end of the age spectrum, our new H Contract brand, launched in April, caters to retirees moving into senior living facilities, whose ranks are projected to triple in the next 20 years."

"Start-up costs associated with both new product lines were approximately $440,000 before tax and $294,000 after tax, or $0.03 per share, in the first quarter," Toms said. The Company projects start-up costs will account for $0.12 to $0.15 per share for the full 2014 fiscal year.

"We're pleased with our overall direction in profitability, especially in the improving performance of our domestic upholstery operations," Toms said. Michael Delgatti, president of Hooker Upholstery, added, "We believe our upholstery companies are making progress in numerous areas, including market share growth and in our journey towards sustainable profitability."

Additional fiscal 2014 first quarter highlights (compared to the fiscal 2013 first quarter)

  Gross profit increased 27.4% to $13.9 million, or 24.7% of net sales, as compared to $10.9 million, or 21.1% of net sales, in the prior-year period, primarily due to:
  higher sales volume in both segments;
  decreased discounting in our casegoods segment; and
  lower domestic upholstery costs as a percentage of net sales.
  Selling and administrative expenses increased 13.7% to $10.7 million, or 19% of net sales, due to start-up costs for the Company's H Contract and Homeware product lines and increased:
  bonus expense, due to improved earnings performance;
  furniture disposals eligible to be deducted as contributions for income tax purposes; and
  bad debt expense, due to the reduction of our allowance for doubtful accounts in the prior year quarter because of favorable collections experience.
  Operating income increased 111.6% to $3.2 million, or 5.7% of net sales, from $1.5 million, or 3% of net sales, in the prior year period, due to the factors discussed previously.
  Income tax expense increased to $1.1 million, or 1.9% of net sales, from $552,000, or 1.1% of net sales, in the prior year period, primarily due to higher taxable income. The Company's effective tax rate decreased to 33.6% from 35.1%, primarily due to larger anticipated rate benefits from earnings on company owned life insurance policies and distributions from our former captive insurance arrangement.
  Net income increased 108.4% to $2.1 million (3.8% of net sales), or $0.20 per share, from $1.0 million (2% of net sales), or $0.09 per share, in the prior year period.

Cash, Inventory and Debt Levels

Cash and cash equivalents increased $2.4 million to $28.7 million as of May 5, 2013, from $26.3 million on February 3, 2013, due principally to:

  a $3.4 million decrease in inventories, due to increased sales and lower inventory purchases; and
  a $1.8 million decrease in accounts receivable, due to cash collections in excess of net sales during the quarter.

These decreases were partially offset by $2.1 million in income tax payments and $1.1 million in dividend payments during the quarter.

The Company had no long-term debt at May 5, 2013 and had $13.2 million available on its $15.0 million revolving credit facility, net of $1.8 million reserved for standby letters of credit.

Business Outlook

"With all the positive news surrounding housing and rising consumer confidence, it would be hard not to be optimistic about our prospects," said Toms. "We're bullish about our future, both with our core business and our new ventures. Internally, we believe we are well positioned to capitalize on the improving economy as we ramp up our manufacturing facilities, maintain a good inventory position and enjoy our strongest product line in several years. During the month of May, we have seen much stronger demand for our product than a year ago, which we attribute to the vitality of our freshened line up and better retail conditions. Although we are entering what is traditionally the slowest season of the year for furniture, we have considerable momentum."

Dividends

At its June 3, 2013 meeting, the Company's board of directors declared a quarterly cash dividend of $0.10 per share, payable on June 28, 2013 to shareholders of record at June 14, 2013.

Conference Call Details

Hooker Furniture will present its fiscal 2014 first quarter results via teleconference and live internet web cast on Wednesday morning, June 5th, 2013 at 9:00 AM Eastern Time. The dial-in number for domestic callers is 877-665-2466, and 678-894-3031 is the number for international callers. The call will be simultaneously web cast and archived for replay on the Company's web site at www.hookerfurniture.com in the Investor Relations section.

Ranked among the nation's top 10 largest publicly traded furniture sources based on 2011 shipments to U.S. retailers, Hooker Furniture Corporation is an 89-year old residential wood, metal and upholstered furniture resource. Major casegoods product categories include home entertainment, home office, accent, dining, and bedroom furniture in the upper-medium price points sold under the Hooker Furniture brand. Hooker's residential upholstered seating companies include Bradington-Young, a specialist in upscale motion and stationary leather furniture, and Sam Moore Furniture, a specialist in upscale occasional chairs, settees, sofas and sectional seating with an emphasis on cover-to-frame customization. Please visit our websites at www.hookerfurniture.com, www.bradington-young.com, and www.sammoore.com.

Certain statements made in this report, other than those based on historical facts, are forward-looking statements. These statements reflect our reasonable judgment with respect to future events and typically can be identified by the use of forward-looking terminology such as "believes," "expects," "projects," "intends," "plans," "may," "will," "should," "would," "could" or "anticipates," or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Those risks and uncertainties include but are not limited to: (1) general economic or business conditions, both domestically and internationally, and instability in the financial and credit markets, including their potential impact on our (i) sales and operating costs and access to financing or (ii) customers and suppliers and their ability to obtain financing or generate the cash necessary to conduct their respective businesses; (2) disruptions involving our vendors or the transportation and handling industries, particularly those affecting imported products, including customs issues, labor stoppages, strikes or slowdowns and the availability of shipping containers and cargo ships; (3) disruptions affecting our Henry County, Virginia warehouses and corporate headquarters facilities; (4) price competition in the furniture industry; (5) changes in domestic and international monetary policies and fluctuations in foreign currency exchange rates affecting the price of our imported products and raw materials; (6) the cyclical nature of the furniture industry, which is particularly sensitive to changes in consumer confidence, the amount of consumers' income available for discretionary purchases, and the availability and terms of consumer credit; (7) risks associated with the cost of imported goods, including fluctuation in the prices of purchased finished goods and transportation and warehousing costs; (8) adverse political acts or developments in, or affecting, the international markets from which we import products, including duties or tariffs imposed on those products; (9) risks associated with domestic manufacturing operations, including fluctuations in capacity utilization and the prices and availability of key raw materials, as well as changes in transportation, warehousing and domestic labor costs and environmental compliance and remediation costs; (10) our ability to successfully implement our business plan to increase sales and improve financial performance; (11) the direct and indirect costs associated with the implementation of our Enterprise Resource Planning system, including costs resulting from unanticipated disruptions to our business; (12) achieving and managing growth and change, and the risks associated with new business lines, acquisitions, restructurings, strategic alliances and international operations; (13) risks associated with distribution through third-party retailers, such as non-binding dealership arrangements; (14) capital requirements and costs; (15) competition from non-traditional outlets, such as catalog and internet retailers and home improvement centers; (16) changes in consumer preferences, including increased demand for lower-quality, lower-priced furniture due to declines in consumer confidence and/or discretionary income available for furniture purchases and the availability of consumer credit; and (17) higher than expected costs associated with product quality and safety, including regulatory compliance costs related to the sale of consumer products and costs related to defective or non-compliant products. Any forward-looking statement that we make speaks only as of the date of that statement, and we undertake no obligation, except as required by law, to update any forward-looking statements whether as a result of new information, future events or otherwise.

Table I
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Thirteen Weeks Ended
	May 5, 2013	April 29, 2012

Net sales	$ 56,295	$ 51,730

Cost of sales	42,379	40,808

Gross profit	13,916	10,922

Selling and administrative expenses	10,682	9,394

Operating income	3,234	1,528

Other (expense) income, net	(32)	44

Income before income taxes	3,202	1,572

Income tax expense	1,076	552

Net income	$ 2,126	$ 1,020

Earnings per share:
Basic	$ 0.20	$ 0.09
Diluted	$ 0.20	$ 0.09

Weighted average shares outstanding:
Basic	10,717	10,772
Diluted	10,747	10,794

Cash dividends declared per share	$ 0.10	$ 0.10

Table II
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands)
(Unaudited)

	Thirteen Weeks Ended
	May 5, 2013	April 29, 2012

Net Income	$ 2,126	$ 1,020
Other comprehensive income:
Amortization of actuarial gain net of tax of $10 and $6, respectively	(17)	(9)
Adjustments to net periodic benefit cost	(17)	(9)

Comprehensive Income	$ 2,109	$ 1,011

Table III
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, including share data)

	May 5, 2013	February 3, 2013
	(unaudited)
Assets
Current Assets
Cash and cash equivalents	$ 28,728	$ 26,342
Accounts receivable, less allowance for doubtful accounts of $1,085 and $1,249, respectively	26,435	28,272
Inventories	46,506	49,872
Prepaid expenses and other current assets	2,652	3,569
Deferred taxes	1,572	1,612
Total current assets	105,893	109,667
Property, plant and equipment, net	23,125	22,829
Intangible assets	1,257	1,257
Cash surrender value of life insurance policies	17,720	17,360
Deferred taxes	4,423	4,494
Other assets	342	216
Total assets	$ 152,760	$ 155,823

Liabilities and Shareholders' Equity
Current Liabilities
Trade accounts payable	$ 9,224	$ 11,620
Accrued salaries, wages and benefits	2,604	3,316
Other accrued expenses	1,241	2,531
Total current liabilities	13,069	17,467
Deferred compensation	7,557	7,311
Total liabilities	20,626	24,778

Shareholders' equity
Common stock, no par value, 20,000 shares authorized, 10,746 shares issued and outstanding on each date, respectively	17,407	17,360
Retained earnings	114,542	113,483
Accumulated other comprehensive income	185	202
Total shareholders' equity	132,134	131,045
Total liabilities and shareholders' equity	$ 152,760	$ 155,823

Table IV
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)
	Thirteen Weeks Ended
	May 5, 2013	April 29, 2012
Cash flows from operating activities
Cash received from customers	$ 58,134	$ 53,631
Cash paid to suppliers and employees	(51,992)	(42,548)
Income taxes paid, net	(2,115)	(14)
Interest paid, net	(34)	(8)
Net cash provided by operating activities	3,993	11,061

Cash flows from investing activities
Purchase of property, plant and equipment	(880)	(2,211)
Proceeds received on notes issued for the sale of property, plant and equipment	14	9
Proceeds from the sale of property and equipment	8	30
Premiums paid on company-owned life insurance	(190)	(187)
Proceeds received on company-owned life insurance	516	--
Net cash used in investing activities	(532)	(2,359)

Cash flows from financing activities
Cash dividends paid	(1,075)	(1,079)
Net cash used in financing activities	(1,075)	(1,079)

Net increase in cash and cash equivalents	$ 2,386	$ 7,623
Cash and cash equivalents at the beginning of the period	26,342	40,355
Cash and cash equivalents at the end of the period	$ 28,728	$ 47,978

Reconciliation of net income to net cash provided by operating activities:
Net income	$ 2,126	$ 1,020
Depreciation and amortization	584	595
Non-cash restricted stock awards and performance grants	229	58
Provision for doubtful accounts	75	160
Deferred income taxes	(5)	5
Gain on disposal of property	(8)	(13)
Gain on insurance policies	(135)	(126)
Changes in assets and liabilities:
Trade accounts receivable	1,762	1,690
Inventories	3,366	3,612
Prepaid expenses and other current assets	832	450
Trade accounts payable	(2,876)	4,182
Accrued salaries, wages, and benefits	(712)	(1,199)
Accrued income taxes	(1,034)	533
Other accrued expenses	(256)	100
Deferred compensation	45	(6)
Net cash provided by operating activities	$ 3,993	$ 11,061
CONTACT:  For more information, contact:
          Paul B. Toms Jr.
          Chairman and Chief Executive Officer
          Phone: (276) 632-2133, or
          Paul Huckfeldt, Vice President, Chief Financial Officer
          Phone: (276) 632-2133, or
          Kim D. Shaver
          Vice President, Marketing Communications
          Phone: (336) 454-7088